Exhibit 99.1

NEWS RELEASE - for immediate release

Delisting of Securities of Alexza Pharmaceuticals, Inc.

from The Nasdaq Stock Market

Mountain View, California, July 1, 2016 / PRNewswire / — Alexza Pharmaceuticals, Inc. (“Alexza” or the “Company”) today announced that The Nasdaq Stock Market (“Nasdaq”) will delist the common stock of Alexza. Alexza’s stock was suspended on June 17, 2016 and has not traded on Nasdaq since that time. Nasdaq will file a Form 25 with the Securities and Exchange Commission to complete the delisting. The delisting becomes effective ten days after the Form 25 is filed. For news and additional information about the Company, including the basis for the delisting, please review the Company’s public filings or contact the Company directly.

For more information about The Nasdaq Stock Market, visit the Nasdaq Web site at www.nasdaq.com. Nasdaq’s rules governing the delisting of securities can be found in the Nasdaq Rule 5800 Series, available on the Nasdaq Web site:

www.cchwallstreet.com/NasdaqTools/bookmark.asp?id=nasdaq-rule_5800&manual=/nasdaq/main/nasdaq-equityrules/.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions.

Alexza’s products and development pipeline are based on the Staccato system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product. ADASUVE is approved for marketing in 42 countries and has been submitted for approval in seven additional countries. ADASUVE has been launched and is currently available in 21 countries. Grupo Ferrer Internacional, S.A. (“Ferrer”) is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, the Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or Alexza’s development programs, please visit www.alexza.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such statements are subject to certain risks and uncertainties. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Alexza’s Annual Report on Form 10-K for the year ended December 31, 2015 as updated from time to time in Alexza’s filings with the SEC. None of Alexza or Ferrer is responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

CONTACTS:	For Alexza: Thomas B. King President and CEO +1 650 944 7900 investor.info@alexza.com